Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$72,266	59,410	$1.22

Effect of dilutive securities:
Stock compensation plans	—	526

Diluted EPS:
Net income available to common stockholders	$72,266	59,936	$1.21

Second Quarter 2018	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$58,819	58,926	$1.00

Effect of dilutive securities:
Stock compensation plans	—	671

Diluted EPS:
Net income available to common stockholders	$58,819	59,597	$0.99

Six Months 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$133,614	59,332	$2.25

Effect of dilutive securities:
Stock compensation plans	—	574

Diluted EPS:
Net income available to common stockholders	$133,614	59,906	$2.23

Six Months 2018	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$77,744	58,866	$1.32

Effect of dilutive securities:
Stock compensation plans	—	713

Diluted EPS:
Net income available to common stockholders	$77,744	59,579	$1.30